UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
March 1, 2019 (March 1, 2019)

MAIDEN HOLDINGS, LTD.
 (Exact name of registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation)	001-34042 (Commission File Number)	98-0570192 (IRS Employer Identification No.)

94 Pitts Bay Road, Pembroke HM08, Bermuda

(Address of principal executive offices and zip code)

(441) 298-4900
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

o Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
o Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
o Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
o Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry Into a Material Definitive Agreement.

On March 1, 2019, the Company and Enstar Group Limited (“Enstar”) terminated the Master Agreement between the parties dated as of November 9, 2018 (the “Old MTA”) and simultaneously signed a new agreement (the "New MTA") pursuant to which an Enstar subsidiary will assume liabilities for loss reserves as of December 31, 2018 associated with the quota share reinsurance agreements between the Company’s wholly-owned subsidiary Maiden Reinsurance Ltd. ("Maiden Bermuda") and AmTrust Financial Services, Inc. or its subsidiaries ("AmTrust") in excess of a $2.44 billion retention up to $675 million. The $2.44 billion retention will be subject to adjustment for paid losses since December 31, 2018. The New MTA and associated reinsurance agreement will provide Maiden Bermuda with $175 million in adverse development cover over its carried AmTrust reserves at December 31, 2018. The transaction is subject to regulatory approvals and other closing conditions.

Under the Old MTA, Maiden and Enstar were to enter into a retrocession agreement to effect a loss portfolio transfer in which an Enstar entity would assume loss reserves of approximately $2.675 billion associated with quota share reinsurance contracts that Maiden Bermuda has with AmTrust.  That proposed retrocession was to apply to losses arising and/or claims made on or prior to June 30, 2018.

The Company’s entry into a New MTA with Enstar, which is smaller than the previously announced Old MTA, reflects the cumulative positive impact of measures already implemented since the third quarter 2018 which have significantly improved the Company’s capital position and solvency ratios. The New MTA in combination with these previous measures are expected to continue to further strengthen Maiden’s capital position and solvency ratios throughout 2019.

The foregoing description of the transaction and the New MTA does not purport to be complete and is qualified in its entirety by reference to the New MTA, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 1.02   Termination of a Material Definitive Agreement.

As described in Item 1.01 above, on March 1, 2019, the Company and Enstar terminated the Old MTA effective as of March 1, 2019 simultaneously with the effectiveness of the New MTA.  This description of this termination is qualified in its entirety by the agreement filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 8.01	Other Events.

Due to the timing of the Company’s entry into the New MTA with Enstar, the Company is unable, without unreasonable effort or expense, to file its Annual Report on Form 10-K for the year ended December 31, 2018 on a timely basis due to the fact that the Company and its auditors must consider the impact and effects that the New MTA will have on a variety of its disclosures as well as its audited consolidated financial statements for the year ended December 31, 2018. Because the execution of the New MTA did not occur until March 1, 2019, the Annual Report on Form 10-K will not be complete before the Company’s reporting deadline under applicable rules of the Securities and Exchange Commission (the “SEC”). The Company is in the process of assessing the effects of the New MTA and related disclosures in its Annual Report on Form 10-K. The Company plans to file a Form 12b-25 with the SEC, which filing will give the Company an additional 15-day period in which to submit its Annual Report on Form 10-K and still be deemed to be a timely filer.

The Company also reported in conjunction with the New MTA that it had increased the loss reserves in its AmTrust segment by more than $200 million in the fourth quarter 2018 and would report a significant operating loss for the quarter and year ended December 31, 2018. Details of the Company’s results of operations for the three-month period and year ended December 31, 2018 will be published when the Company files its Form 10-K with the SEC. The Company reported that even with the expected fourth quarter operating results, the Company remains in compliance the Bermuda Enhanced Capital Requirement (“ECR”) as a result of its previously implemented remediation measures, consistent with its Current Report on Form 8-K filed with the SEC on January 30, 2019.

Finally, on February 26, 2019, the Company's Board of Directors did not authorize any quarterly dividends related to either its common shares or any series of its preferred shares.

The information in this Current Report on Form 8-K shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibit.

Exhibit
No.	Description
10.1*	Master Agreement dated as of March 1, 2019, by and among Maiden Holdings, Ltd., Maiden Reinsurance Ltd. and Enstar Group Limited.

* Schedules and Exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant hereby agrees to supplementary furnish to the SEC upon request any omitted schedule or exhibit to the Master Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	March 1, 2019	MAIDEN HOLDINGS, LTD.

		By:	/s/ Denis M. Butkovic
Denis M. Butkovic
Senior Vice President, General Counsel and Secretary

Exhibit 10.1

MASTER AGREEMENT

by and among

MAIDEN HOLDINGS, LTD.,

MAIDEN REINSURANCE LTD.

and

ENSTAR GROUP LIMITED

Dated as of March 1, 2019

Table of Contents
(continued)

ARTICLE I	DEFINITIONS

Section 1.1	Definitions

ARTICLE II	CLOSING AND RETROCESSION PREMIUM

Section 2.1	Closing

Section 2.2	Closing Deliveries

Section 2.3	Payment at Closing

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF MAIDEN

Section 3.1	Organization, Standing and Corporate Power

Section 3.2	Authority

Section 3.3	No Conflict or Violation

Section 3.4	Consents

Section 3.5	Compliance

Section 3.6	Broker

Section 3.7	Taxes and Encumbrances

Section 3.8	Claims Data

Section 3.9	Reports on Underlying Business

Section 3.10	Absence of Certain Changes

Section 3.11	Orders and Proceedings

Section 3.12	Reinsured Policies

Section 3.13	Ceded Reinsurance

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF ENSTAR

Section 4.1	Organization, Standing and Corporate Power

Section 4.2	Authority

Section 4.3	No Conflict or Violation

Section 4.4	Consents

Section 4.5	Compliance

Section 4.6	Broker

ARTICLE V	COVENANTS

Section 5.1	Conduct of Maiden Insurance

Section 5.2	Access to Information

Section 5.3	Commercially Reasonable Efforts

Section 5.4	Consents, Approvals and Filings

Section 5.5	Public Announcements

Section 5.6	Further Assurances

Section 5.7	Confidentiality

Section 5.8	Burdensome Condition

Section 5.9	Transfer Taxes

Section 5.10	Existing Trust Agreements

Section 5.11	Inspection of Books and Records

Section 5.12	Termination of 2018 Master Agreement; Release

Section 5.13	Existing Master Agreement

ARTICLE VI	CONDITIONS PRECEDENT

Section 6.1	Conditions to Each Party’s Obligations

Section 6.2	Conditions to Obligations of Enstar

Section 6.3	Conditions to Obligations of Maiden and Maiden Insurance

ARTICLE VII	SURVIVAL

Section 7.1	Survival of Representations and Warranties

ARTICLE VIII	TERMINATION PRIOR TO CLOSING

Section 8.1	Termination of Agreement

Section 8.2	Effect of Termination

ARTICLE IX	GENERAL PROVISIONS

Section 9.1	Fees and Expenses

Section 9.2	Notices

Section 9.3	Construction

Section 9.4	Entire Agreement

Section 9.5	Third Party Beneficiaries

Section 9.6	Governing Law

Section 9.7	Jurisdiction; Enforcement; Specific Performance.

Section 9.8	Assignment

Section 9.9	Amendments

Section 9.10	Severability

Section 9.11	Waiver

Section 9.12	Certain Limitations

Section 9.13	Currency

Section 9.14	Limited Offset

Section 9.15	Counterparts

EXHIBIT A - Summary of Terms of ADC Agreement

MASTER AGREEMENT
This MASTER AGREEMENT, dated as of March 1, 2019 (this “Agreement”), is made by and among Maiden Holdings, Ltd., a Bermuda company (“Maiden”), Maiden Reinsurance Ltd., a Bermuda insurance company (“Maiden Insurance”), and Enstar Group Limited, a Bermuda company (“Enstar”). Capitalized terms used but not otherwise defined herein have the respective meanings set forth in Section 1.1.
RECITALS
WHEREAS, certain insurance companies owned directly or indirectly by AmTrust Financial Services, Inc., a Delaware corporation (“AmTrust”), (collectively, the “Original Cedents” and each, an “Original Cedent”), have issued the Reinsured Policies constituting the Underlying Business; and
WHEREAS, Maiden Insurance has reinsured a quota share portion of certain risks and liabilities of the Original Cedents arising from the Reinsured Policies pursuant to the Existing Quota Share Agreements; and
WHEREAS, the Parties hereto entered into that certain Master Agreement, dated as of November 9, 2018 (the “2018 Master Agreement”), pursuant to which, among other things, a newly-formed affiliate of Enstar would reinsure certain risks of Maiden Insurance related to the Underlying Business; and
WHEREAS, the Parties hereto desire to terminate the 2018 Master Agreement and the transactions contemplated therein upon the date of execution of this Agreement, all as more fully set forth herein; and
WHEREAS, the Parties hereto desire to enter into this new Agreement pursuant to which, on the terms and subject to the conditions set forth herein, at the Closing, among other things:
(a)    Cavello Bay Reinsurance Limited, or a segregated cell of Fitzwilliam Insurance Limited, which cell has and shall have no other business, both of which are indirect subsidiaries of Enstar (the “Retrocessionaire”), and Maiden Insurance will enter into an Adverse Development Cover Agreement containing the principal terms set forth on Exhibit A (the “ADC Agreement”) pursuant to which Maiden Insurance will cede and the Retrocessionaire will reinsure 100% of the liability of Maiden Insurance, as reinsurer, for certain losses under the Existing Quota Share Agreements incurred on or prior to December 31, 2018 in excess of the Retention and up to the Limit, subject to the terms and conditions of the ADC Agreement; and
(b)    Maiden and the Retrocessionaire will seek to amend the terms of the Existing Trust Agreements and the trust accounts originally created thereunder or pursuant to the Existing Quota Share Agreements to create sub-accounts to secure Retrocessionaire’s share of losses to be reinsured pursuant to the ADC Agreement and to grant Enstar and its Affiliates investment control over such sub-accounts, which will be managed pursuant to the Investment Guidelines.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, Maiden, Maiden Insurance and Enstar (each individually, a “Party” and collectively, the “Parties”) agree as follows:
ARTICLE I

DEFINITIONS
Section 1.1 Definitions. For purposes of this Agreement, the following terms shall have the respective meanings set forth below:
“Action” means any civil, criminal or administrative action, arbitration, suit, claim, litigation, examination or similar proceeding, in each case by or before a Governmental Authority or an arbitrator.
“Affiliate” means, with respect to any Person, another Person that, directly or indirectly, controls, is controlled by, or is under common control with, such first Person, where “control,” including the terms “controlling,” “controlled by” and “under common control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Applicable Law” means any domestic or foreign, federal, state or local statute, law, ordinance or code, or any written rules or regulations, in each case applicable to any Party, and any Order, writ, injunction, directive, judgment or decree of a court of competent jurisdiction applicable to any Party.
“Books and Records” means originals or copies of all records and all other data and information (in whatever form maintained) in the possession or control of Maiden, Maiden Insurance or their respective Affiliates to the extent relating to the Underlying Business, including (i) administrative records, (ii) claim records, (iii) policy files, (iv) sales records, (v) files and records relating to Applicable Law, (vi) underwriting records and (vii) accounting records, but excluding (a) Tax Returns, (b) files, records, data and information with respect to employees, (c) records, data and information with respect to any employee benefit plan, (d) any materials or other information the disclosure or transfer of which would violate Applicable Law and (e) any internal drafts, opinions, valuations, correspondence or other materials prepared in connection with the negotiation, valuation and consummation of the transactions contemplated by this Agreement.
“Burdensome Condition” means any condition sought or imposed by a Governmental Authority on the transactions contemplated by this Agreement or on any Party or its Affiliate that would materially adversely affect the economic benefits reasonably expected to be derived by such Party or any of its Affiliates under this Agreement, the Transaction Agreements or in connection with the consummation of the transactions contemplated hereunder or thereunder, taken as a whole.
“Business Day” means any day other than a Saturday, Sunday or a day on which commercial banks in New York City or Bermuda are required or authorized by law to be closed.
“Deadline Date” means April 30, 2019.

“Domicile SAP” means, as to each Original Cedent, the statutory accounting principles prescribed by the Commissioner of Insurance (or other applicable designation) of the country, state or commonwealth in which a particular entity is domiciled.
“Encumbrance” means any pledge, security interest, mortgage, lien, attachment, right of first refusal or option, including any restriction on receipt of income or exercise of any other attribute of ownership, except such restrictions as may be contained in any insurance Applicable Law.
“Enstar Disclosure Schedule” means the disclosure schedule (including any attachments thereto) delivered by Enstar in connection with, and constituting a part of, this Agreement.
“Existing Trust Agreements” means the various trust agreements establishing trust accounts supporting the obligations of Affiliates of AmTrust as the reinsurer under the Reinsured Policies.
“Existing AEL Quota Share Agreement” means that certain Quota Share Reinsurance Contract among AmTrust Europe Limited, AmTrust International Underwriters Limited and Maiden Insurance dated as of April 1, 2011, as amended.
“Existing AII Quota Share Agreement” means that certain Amended and Restated Quota Share Reinsurance Agreement between AmTrust International Insurance, Ltd and Maiden Insurance dated as of July 1, 2017, as amended.
“Existing Master Agreement” means that certain Master Agreement by and between AmTrust and Maiden dated as of July 3, 2007, as amended.
“Existing Quota Share Agreements” means collectively the Existing AII Quota Share Agreement and the Existing AEL Quota Share Agreement.
“Funds Withheld Account” means the notional account created on the books and records of Maiden Insurance pursuant to the ADC Agreement to which will be credited (i) the Market Value of the assets held in the sub-accounts to be created under the trust accounts originally created under the Existing Trust Agreements or pursuant to the Existing Quota Share Agreements to secure the Retrocessionaire’s share of losses related to the Subject Business, and (ii) all investment income thereon. The Parties acknowledge that the assets in the sub-accounts contemplated by item (i) in this definition will initially be funded by Maiden Insurance, on behalf of the Retrocessionaire, from the Retrocession Premium as contemplated by this Agreement and thereafter the amount of assets held in such sub-accounts shall be adjusted as between Maiden Insurance and the Retrocessionaire pursuant to the ADC Agreement.
“Governmental Authority” means any government, political subdivision, court, arbitrator, arbitration panel, mediator, mediation panel, board, commission, regulatory or administrative agency or other instrumentality thereof, whether federal, state, provincial, local or foreign and including any regulatory authority which may be partly or wholly autonomous.
“Initial Funds Withheld Account Balance” means $500,000,000.
“Insurance Regulator” means, with respect to any jurisdiction, the Governmental Authority charged with the supervision of insurance companies in such jurisdiction.
“Investment Guidelines” means investments permitted to be held by a Delaware domestic insurer in a credit for reinsurance trust.

“knowledge” of a Party means the actual knowledge of such Party’s senior officers after reasonable inquiry.
“Limit” means $675,000,000.
“Maiden Disclosure Schedule” means the disclosure schedule (including any attachments thereto) delivered by Maiden and Maiden Insurance in connection with, and constituting a part of, this Agreement.
“Market Value” means, as of any time, (i) with respect to any assets other than cash, the amount at which such asset could be bought or sold in a current transaction between willing parties other than in a forced or liquidation sale or (ii) with respect to cash, the dollar amount thereof.
“Material Adverse Effect” means a material adverse effect on the financial condition or results of operations of the Underlying Business, taken as a whole, but excluding any such effect to the extent resulting from, arising out of, or relating to: (i) general political, economic, or securities or financial market conditions (including changes in interest rates, changes in currency exchange rates, or changes in equity prices and corresponding changes in the value of the Underlying Business); (ii) any occurrence or condition generally affecting participants in any jurisdiction or geographic area in any segment of the industries or markets in which the Underlying Business operates; (iii) any change or proposed change in Domicile SAP or Applicable Law, or the final and binding official interpretation or the enforcement thereof; (iv) natural disasters, catastrophic events, pandemics, hostilities, acts of war or terrorism, or any escalation or worsening thereof; (v) the negotiation, execution and delivery of, or the taking of any action required by, the Transaction Agreements (including the termination of the 2018 Master Agreement), the failure to take any action prohibited by the Transaction Agreements, or the public announcement of, or consummation of, any of the transactions contemplated thereby; or (vi) any downgrade or threatened downgrade in the rating assigned to the Original Cedents or Maiden Insurance by any rating agency solely to the extent related to the Transaction Agreements (provided that this clause (vi) shall not by itself exclude the underlying causes of any such downgrade or threatened downgrade); provided, however, that any effect resulting from, arising out of or relating to any event, change, condition or occurrence referred to in clauses (i), (ii), (iii) or (iv) shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur if such event, change, condition or occurrence has a disproportionate effect on the Underlying Business compared to other similarly situated businesses.
“Net Retrocession Premium” means an amount equal to the Retrocession Premium, minus (i) the Initial Funds Withheld Account Balance and (ii) the portion of the Retrocession Premium that the Retrocessionaire elects to receive in cash at the Closing pursuant to Section 2.3, if any, with the Parties acknowledging the Net Retrocession Premium as of the Effective Time would have been equal zero.
“Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Person” means an individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated organization, Governmental Authority or other entity.
“Reinsured Policies” means, collectively, each “Underlying Reinsurance Agreement” as such term is defined in the Existing AII Quota Share Agreement and each policy or agreement reinsured under the Existing AEL Quota Share Agreement.

“Representative” means, with respect to any Person, means an employee, attorney or consultant of such Person or an Affiliate of such Person.
“Retention” means the greater of (i) $2,441,358,809 or (ii) the amount equal to (A) the amount of reserves reported by Maiden with respect to the Underlying Business on its audited consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles as of December 31, 2018, minus (B) $500,000,000.
“Retrocession Premium” means $500,000,000, plus a credited interest rate, compounded monthly, of 2.64% per annum from January 1, 2019 through the Closing Date.
“Subject Business” means the Underlying Business, but only with respect to liabilities reinsured under the ADC Agreement incurred on or prior to December 31, 2018 in excess of the Retention and up to the Limit. For the avoidance of doubt, liabilities reinsured under the ADC Agreement will include all amounts payable by Maiden Insurance with respect to the Subject Business under the Existing Quota Share Agreements, including, as applicable, allocated loss adjustment expenses, extra contractual obligations and excess of loss payments, but will not include any claims, commissions, asset management fees, brokerage expenses or other amounts that were due under the Existing Quota Share Agreements with respect to cession statements for periods ending on or prior to December 31, 2018, but unpaid as of that date, or other liabilities expressly excluded under the ADC Agreement.
“Tax” means any and all federal, state, foreign or local income, gross receipts, premium, capital stock, franchise, guaranty fund assessment, retaliatory, profits, withholding, social security, unemployment, disability, real property, ad valorem/personal property, stamp, excise, occupation, sales, use, transfer, value added, alternative minimum, estimated or other tax, fee, duty, levy, custom, tariff, impost, assessment, obligation or charge of the same or of a similar nature to any of the foregoing, including any interest, penalty or addition thereto.
“Tax Return” means any report, estimate, extension request, information statement, claim for refund, or return relating to, or required to be filed in connection with, any Tax, including any schedule or attachment thereto, and any amendment thereof.
“Third Party Reinsurance Agreements” means ceded reinsurance related to the Underlying Business, other than the Existing Quota Share Agreements.
“Transaction Agreements” means this Agreement, the Existing Quota Share Agreements, the ADC Agreement and the Trust Agreement Amendments.
“Transaction Expenses” means, without duplication, all liabilities (except for any Taxes) incurred by any Party hereto for fees, expenses, costs or charges as a result of the contemplation, negotiation, efforts to consummate or consummation of the transactions contemplated by this Agreement, including any fees and expenses of investment bankers, attorneys, accountants or other advisors, and any fees payable by such Parties to Governmental Authorities or other third parties, in each case, in connection with the consummation of the transactions contemplated by this Agreement.
“Transfer Taxes” means any and all sales, use, value added, stamp, documentary, filing, recording, transfer, real estate, stock transfer, intangible property transfer, personal property transfer, gross receipts, registration, securities transactions, conveyance and notarial Taxes, and similar fees, Taxes and governmental charges (together with any interest, penalty, addition to Tax, and additional amount imposed in respect thereof) arising out of or in connection with the transactions contemplated by this Agreement.

“Trust Agreement Amendments” means, collectively, the amendments to the Existing Trust Agreements and the amendments to the trusts created under the Existing Quota Share Agreements that are contemplated by Section 5.10 of this Agreement and are in a form reasonably acceptable to Enstar and Maiden Insurance.
“Underlying Business” means, collectively, “Covered Business” as such term is defined in the Existing AII Quota Share Agreement and the business as described under the heading “Class and Period of Business” in the Existing AEL Quota Share Agreement.
In addition, the following terms shall have the respective meanings set forth in the following sections of this Agreement:

Term	Section
2018 Master Agreement	Recitals
ADC Agreement	Recitals
Agreement	Preamble
AmTrust	Recitals
Closing	2.1(a)
Closing Date	2.1(b)
Closing Statement	2.3
Enforceability Exceptions	3.2
Enstar	Preamble
Enstar Parties	5.12(b)
Extended Deadline Date	8.1(b)(i)
Final Deadline Date	8.1(b)(ii)
Maiden	Preamble
Maiden Insurance	Preamble
Maiden Parties	5.12(b)
Material Third Party Reinsurance Agreements	3.13(a)
New York Court	9.7(a)
Original Cedents	Recitals
Party	Recitals
Released Claims	5.12(b)
Retrocessionaire	Recitals

ARTICLE II

CLOSING AND RETROCESSION PREMIUM
Section 2.1 Closing.
(a) The closing of the transactions contemplated hereby (the “Closing”) shall take place at such time and place as the Parties shall agree on the following date:
(i) if all conditions set forth in Article VI have been satisfied or waived in accordance with this Agreement (other than those conditions that by their terms are to be satisfied at the Closing but subject to the satisfaction or waiver of such conditions) on or prior to the Deadline Date, on the earlier of

(A) the fifth Business Day following the date on which all such conditions have been so satisfied or waived and (B) the Deadline Date; or
(ii) if (1) the Deadline Date has been extended pursuant to Section 8.1(b)(i) and (2) all conditions set forth in Article VI have been satisfied or waived in accordance with this Agreement (other than those conditions that by their terms are to be satisfied at the Closing but subject to the satisfaction or waiver of such conditions) after the Deadline Date and on or prior to the Extended Deadline Date, on the earlier of (A) the fifth Business Day following the date on which all such conditions have been so satisfied or waived and (B) the Extended Deadline Date; or
(iii) if (1) the Extended Deadline Date has been extended pursuant to Section 8.1(b)(ii) and (2) all conditions set forth in Article VI have been satisfied or waived in accordance with this Agreement (other than those conditions that by their terms are to be satisfied at the Closing but subject to the satisfaction or waiver of such conditions) after the Extended Deadline Date and on or prior to the Final Deadline Date, on the earlier of (A) the fifth Business Day following the date on which all such conditions have been so satisfied or waived and (B) the Final Deadline Date;
unless, in any case, another date, time or place is agreed to in writing by the Parties hereto.
(b) The actual date and time on which the Closing occurs are referred to herein as the “Closing Date.” The “Effective Time” for purposes of the ADC Agreement shall be as of 12:01 a.m. Eastern time on January 1, 2019.
Section 2.2 Closing Deliveries.
(a) Maiden’s and Maiden Insurance’s Closing Deliveries. At the Closing, Maiden Insurance shall make the payment contemplated by Section 2.3 and Maiden and Maiden Insurance shall deliver to Enstar:
(i) a certificate duly executed by an authorized officer of Maiden and Maiden Insurance, dated as of the Closing Date, certifying as to Maiden’s and Maiden Insurance’s compliance with the conditions set forth in Section 6.2(a) and Section 6.2(b);
(ii) counterparts of the ADC Agreement, duly executed by Maiden Insurance; and
(iii) evidence reasonably satisfactory to Enstar, including duly executed copies of the Trust Agreement Amendments, that sub-accounts have been created in the trust accounts under the Existing Trust Agreements and the Existing Quota Share Agreements related to the Subject Business and that Enstar or its designee has been granted investment control over such sub-accounts, which will be managed pursuant to the Investment Guidelines.

(b) Enstar’s Closing Deliveries. At the Closing, Enstar shall deliver to Maiden and Maiden Insurance:
(i) a certificate duly executed by an authorized officer of Enstar, dated as of the Closing Date, certifying as to Enstar’s compliance with the conditions set forth in Section 6.3(a) and Section 6.3(b);
(ii) counterparts of the ADC Agreement, duly executed by the Retrocessionaire; and
(iii) the letters of credit, if any, contemplated by Section 2.3.
Section 2.3 Payment at Closing. No later than five (5) Business Days prior to the anticipated Closing Date, Maiden Insurance shall deliver to Enstar a statement (the “Closing Statement”) setting forth Maiden Insurance’s good faith calculation of the Retrocession Premium and the Net Retrocession Premium. As consideration for the reinsurance by the Retrocessionaire of the Reinsured Policies under the ADC Agreement, on the Closing Date Maiden Insurance shall pay to the Retrocessionaire an amount equal to the Retrocession Premium as more fully set forth in this Section 2.3. This payment of the Retrocession Premium shall consist of (i) a payment of cash equal to the Net Retrocession Premium, if any, by Maiden Insurance to the Retrocessionaire, and (ii) a credit by Maiden Insurance, on behalf of the Retrocessionaire, to the Funds Withheld Account in an amount equal to the Initial Funds Withheld Account Balance. Notwithstanding the foregoing, at the election of the Retrocessionaire exercised by written notice to Maiden Insurance at least ten (10) Business Days prior to the Closing, Maiden Insurance shall pay up to $500,000,000 of the Retrocession Premium to the Retrocessionaire in cash at the Closing by wire transfer of immediately available funds, provided that at the Closing the Retrocessionaire has first provided a letter of credit in an amount equal to such cash payment, in a form and type, and from an institution, customarily accepted in reinsurance transactions, for the benefit of Maiden Insurance or the Original Cedents as collateral support for the Retrocessionaire’s obligations under the ADC Agreement in an amount equal to the portion of the Retrocession Premium it elects to receive in cash. If any portion of the Retrocession Premium is paid in cash at the Retrocessionaire’s election, such amount shall reduce the amount of the Initial Funds Withheld Account Balance.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF MAIDEN
Subject to and as qualified by the matters set forth in the Maiden Disclosure Schedule, Maiden and Maiden Insurance, jointly and severally, represent and warrant to Enstar as of the date of this Agreement and as of the Closing Date (except for representations and warranties which address matters only as of a specific date, which representations and warranties shall be true and correct as of such specific date) as follows:
Section 3.1 Organization, Standing and Corporate Power. Each of Maiden and Maiden Insurance is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, and has all requisite corporate power and authority to carry on the operations of its business as it is now being conducted. As of the Closing Date, each of Maiden and Maiden Insurance will have obtained all authorizations and approvals required under Applicable Law to perform their respective obligations under the Transaction Agreements.

Section 3.2 Authority. Each of Maiden and Maiden Insurance have the requisite corporate (or other organizational) power and authority to enter into the Transaction Agreements to which it is a party and to consummate the respective transactions contemplated thereby. The execution and delivery by Maiden and Maiden Insurance of the respective Transaction Agreements to which they are a party and the consummation by Maiden and Maiden Insurance of the respective transactions contemplated thereby have been and, with respect to the Transaction Agreements to which it is a party to be executed and delivered at Closing, will be duly authorized by all necessary corporate or other organizational action on the part of Maiden and Maiden Insurance. The shareholders of Maiden are not required to approve any of the transactions contemplated by the Transaction Agreements under Applicable Law or the rules of any stock exchange on which common shares of Maiden are listed for trading. Each of the Transaction Agreements have been or, with respect to the Transaction Agreements to be executed and delivered at the Closing, will be duly executed and delivered by Maiden and Maiden Insurance as applicable and, assuming the Transaction Agreements constitute valid and binding agreements of the other parties thereto (other than Maiden and Maiden Insurance), constitute valid and binding obligations of Maiden and Maiden Insurance, enforceable against Maiden and Maiden Insurance in accordance with their terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (clauses (a) and (b) shall be referred to as, the “Enforceability Exceptions”).
Section 3.3 No Conflict or Violation. The execution, delivery and performance by Maiden and Maiden Insurance of the Transaction Agreements to which it is a party and the consummation of the respective transactions contemplated thereby in accordance with the respective terms and conditions hereof will not (i) violate any provision of the organizational documents of Maiden or Maiden Insurance, or (ii) violate any material contract, permit, Order, judgment, injunction, condition, agreement, award or decree of any court, arbitrator or Governmental Authority, foreign or domestic, against or imposed or binding upon, Maiden or Maiden Insurance in any material respect.
Section 3.4 Consents. Subject to the matters referred to in the next sentence, the execution, delivery and performance by Maiden and Maiden Insurance of the Transaction Agreements to which it is a party and the consummation of the respective transactions contemplated thereby in accordance with the respective terms and conditions hereof will not contravene any Applicable Law in any material respect. No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Authority or any other Person is required by or with respect to Maiden or Maiden Insurance in connection with the execution and delivery of any Transaction Agreements by Maiden or Maiden Insurance, or the consummation by Maiden or Maiden Insurance of the transactions contemplated hereby or thereby, except for the approvals, filings and notices set forth in Section 3.4 of the Maiden Disclosure Schedule.
Section 3.5 Compliance. Except as disclosed in Section 3.5 of the Maiden Disclosure Schedule, Maiden and Maiden Insurance are in compliance in all material respects with each of the following: (i) their organizational documents; (ii) all Applicable Law to the extent related to the Underlying Business; (iii) the Transaction Agreements to which it is a party; and (iv) all material permits and licenses issued to either of them by any Governmental Authority in connection with the Underlying Business.
Section 3.6 Broker. Except as disclosed in Section 3.6 of the Maiden Disclosure Schedule, no broker or finder has acted directly or indirectly for Maiden or its Affiliates, and Maiden has not incurred any obligation in respect of any broker or finder, which might be entitled to any fee or commission from Enstar or its Affiliates in connection with the transactions contemplated by this Agreement.
Section 3.7 Taxes and Encumbrances. There are no Encumbrances resulting from Taxes or otherwise on any of the rights or other assets to be transferred from Maiden Insurance to Enstar pursuant to any Transaction Agreement.
Section 3.8 Claims Data. The historical claims data made available to Enstar by Maiden, Maiden Insurance or their Affiliates as regards the Underlying Business is accurate in all material respects as of the date indicated; provided, however, that no representation or warranty is made as to the adequacy or sufficiency of any reserves data as of any date.
Section 3.9 Reports on Underlying Business. Maiden and Maiden Insurance have made available to Enstar true and complete copies of those reports set forth on Section 3.9 of the Maiden Disclosure Schedule. The insurance reserves reflected in such reports were in each case prepared in all material respects in accordance with generally accepted actuarial standards consistently applied and the factual information and factual data upon which such reports are based are true and correct in all material respects.
Section 3.10 Absence of Certain Changes. Except as disclosed in Section 3.10 of the Maiden Disclosure Schedule, since December 31, 2017 through the date hereof, (a) to the knowledge of Maiden and Maiden Insurance, the Underlying Business have been conducted in all material respects in the ordinary course consistent with past practices, (b) the Existing Quota Share Agreements have been administered in all material respects in the ordinary course, consistent with past practice, and (c) there has not been any adverse event, change or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.
Section 3.11 Orders and Proceedings. As of the date hereof, there are no (i) material outstanding Orders relating to the Underlying Business against or involving Maiden or Maiden Insurance or any of their respective assets related to the Underlying Business, or (ii) material consent agreements, commitment agreements, capital maintenance or similar written agreements entered into between any Governmental Authority and Maiden or any of its Affiliates that expressly relate to the Underlying Business under which Maiden or any of its Affiliates has any continuing obligations. As of the date of this Agreement, there is no material claim, action, suit, litigation, legal, administrative or arbitration proceeding, regulatory inquiry, investigation or examination relating to the Underlying Business which is pending or threatened against or involving Maiden, Maiden Insurance or any assets, properties, rights or privileges of Maiden or Maiden Insurance relating to the Underlying Business that, in each case, challenges or may reasonably be expected to have the effect of preventing or delaying or making unlawful the consummation of the transactions contemplated by this Agreement or the Transaction Agreements.
Section 3.12 Reinsured Policies. With respect to each Reinsured Policy, to the knowledge of Maiden and Maiden Insurance, (i) the applicable Original Cedent is not in default under such Reinsured Policy in any material respect and no event has occurred which would create such a default by such Original Cedent under such Reinsured Policy (it being understood that claims under the Reinsured Policies that are the subject of a good faith dispute shall not constitute defaults under the Reinsured Policies for the purposes of this Section 3.12) and (ii) such Reinsured Policy was issued in compliance in all material respects with Applicable Law. To the knowledge of Maiden and Maiden Insurance, there are no material pending or threatened disputes with respect to the validity of any Reinsured Policy.

Section 3.13 Ceded Reinsurance.
(a) Section 3.13(a) of the Maiden Disclosure Schedule identifies reinsurers that are party to Third Party Reinsurance Agreements (i) which have an effective date on or prior to the Closing Date; and (ii) as to which there were claim reserves, associated reserves for incurred but not reported claims, unearned premiums, refunds or policy reserves, in the aggregate, equal to or exceeding $1,000,000 as of December 31, 2018. The Third Party Reinsurance Agreements entered into by the Original Cedents (or its Affiliates) or by or for the benefit of Maiden Insurance with such reinsurers are referred to herein as the “Material Third Party Reinsurance Agreements.” Maiden and Maiden Insurance have made available to Enstar for inspection true and complete copies, to the extent in the possession or control of Maiden or Maiden Insurance, of the Material Third Party Reinsurance Agreements and all amendments thereto and all Books and Records to the extent relating to the foregoing.
(b) Except as set forth in Section 3.13(b) of the Maiden Disclosure Schedule, to the knowledge of Maiden and Maiden Insurance: (i) no Material Third Party Reinsurance Agreement contains any provision under which the reinsurer may terminate such agreement by reason of the transactions contemplated by this Agreement or the agreements contemplated hereby; and (ii) there has been no separate contract between the applicable Original Cedent (or its Affiliates), Maiden Insurance and any other party to such Material Third Party Reinsurance Agreement that would under any circumstances reduce, limit, mitigate or otherwise affect any actual or potential loss to the parties under any such Material Third Party Reinsurance Agreement, other than inuring contracts that are explicitly defined in any such Material Third Party Reinsurance Agreement.
(c) With respect to each Material Third Party Reinsurance Agreement, except as set forth in Section 3.13(c) of the Maiden Disclosure Schedule, to the knowledge of Maiden and Maiden Insurance, (i) neither the applicable Original Cedent (or its Affiliates) or Maiden Insurance, on the one hand, nor the reinsurer, on the other, is in default under such Material Third Party Reinsurance Agreement, and no event has occurred which would create a default or breach by such Original Cedent (or its Affiliates) under such Material Third Party Reinsurance Agreement, (ii) such Material Third Party Reinsurance Agreement is in full force and effect and is valid and enforceable in accordance with its terms subject to the Enforceability Exceptions, and (iii) such Material Third Party Reinsurance Agreement complies in all material respects with Applicable Law. To the knowledge of Maiden and Maiden Insurance, there are no material pending or threatened disputes with respect to the validity of any Material Third Party Reinsurance Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF ENSTAR
Subject to and as qualified by the matters set forth in the Enstar Disclosure Schedule, Enstar represents and warrants to Maiden and Maiden Insurance as of the date of this Agreement and as of the Closing Date (except for representations and warranties which address matters only as of a specific date, which representations and warranties shall be true and correct as of such specific date) as follows:
Section 4.1 Organization, Standing and Corporate Power. Each of Enstar and Retrocessionaire is duly organized, validly existing and in good standing under the laws of Bermuda, and has all requisite corporate power and authority to carry on the operations of its business as it is now being conducted. As of the Closing Date, each of Enstar and the Retrocessionaire will have obtained all authorizations and approvals required under Applicable Law to perform their respective obligations under the Transaction Agreements.

Section 4.2 Authority. Each of Enstar and the Retrocessionaire has the requisite corporate (or other organizational) power and authority to enter into the Transaction Agreements to which it is a party and to consummate the transactions contemplated thereby. The execution and delivery by Enstar and the Retrocessionaire of the respective Transaction Agreements to which they are a party and the consummation by Enstar and the Retrocessionaire of the respective transactions contemplated thereby have been and, with respect to the Transaction Agreements to which it is a party to be executed and delivered at Closing, will be duly authorized by all necessary corporate or other organizational action on the part of Enstar and the Retrocessionaire. Each of the Transaction Agreements has been or, with respect to the Transaction Agreements to be executed and delivered at the Closing, will be duly executed and delivered by Enstar and the Retrocessionaire as applicable and, assuming the Transaction Agreements constitute valid and binding agreements of the other parties thereto (other than Enstar and the Retrocessionaire), constitute valid and binding obligations of Enstar and the Retrocessionaire, enforceable against Enstar and the Retrocessionaire in accordance with their terms, subject to the Enforceability Exceptions.
Section 4.3 No Conflict or Violation. The execution, delivery and performance by Enstar and the Retrocessionaire of the Transaction Agreements to which it is a party and the consummation of the transactions contemplated thereby in accordance with the respective terms and conditions hereof will not (i) violate any provision of the organizational documents of Enstar or the Retrocessionaire, or (ii) violate any material contract, permit, Order, judgment, injunction, condition, agreement, award or decree of any court, arbitrator or Governmental Authority, foreign or domestic, against or imposed or binding upon, Enstar or the Retrocessionaire in any material respect.
Section 4.4 Consents. Subject to the matters referred to in the next sentence, the execution, delivery and performance by Enstar and the Retrocessionaire of the Transaction Agreements to which it is a party and the consummation of the transactions contemplated thereby in accordance with the respective terms and conditions hereof will not contravene any Applicable Law in any material respect. No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Authority or any other Person is required by or with respect to Enstar or the Retrocessionaire in connection with the execution and delivery of the Transaction Agreements by Enstar or the Retrocessionaire, or the consummation by Enstar or the Retrocessionaire of the transactions contemplated hereby or thereby, except for the approvals, filings and notices set forth in Section 4.4 of the Enstar Disclosure Schedule.
Section 4.5 Compliance. Except as disclosed in Section 4.5 of the Enstar Disclosure Schedule, Enstar and the Retrocessionaire are in compliance with each if the following: (i) their organizational documents; (ii) all Applicable Law; (iii) the Transactions Agreements to which it is a party; and (iv) all material permits and licenses issued to either of them by any Governmental Authority, except for any non-compliance which would not, individually or in the aggregate, reasonably be expected to impair the ability of Enstar or the Retrocessionaire to consummate the transactions contemplated by the Transaction Agreements or perform its obligations thereunder.
Section 4.6 Broker. No broker or finder has acted directly or indirectly for Enstar or its Affiliates, and Enstar has not incurred any obligation in respect of any broker or finder, which might be entitled to any fee or commission from Maiden, Maiden Insurance or their respective Affiliates in connection with the transactions contemplated by this Agreement.

ARTICLE V

COVENANTS
Section 5.1 Conduct of Maiden Insurance. Except as contemplated by any Transaction Agreement, as required by Applicable Law or Domicile SAP, or as the Parties otherwise agree, Maiden and Maiden Insurance shall not (and shall cause their respective Affiliates not to) without the consent of Enstar amend (other than changes in reinsurance rates) or terminate the Existing Quota Share Agreements, the Reinsured Policies, the Existing Trust Agreements or any Third Party Reinsurance Agreements to the extent relating to any Reinsured Policy or waive any material rights thereunder or settle any material disputes thereunder to the extent that any such actions relate in whole or in part to the Reinsured Policies, enter into any new reinsurance agreements with respect to any Reinsured Policy or enter into a binding agreement to take any of the foregoing actions. With respect to Third Party Reinsurance Agreements that reinsure both the Underlying Business and other insurance business of the Original Cedents, Maiden Insurance shall, and shall cause the Original Cedents to, allocate reinsurance recoverables under such Third Party Reinsurance Agreements between or among the Underlying Business and such other insurance business equitably, taking into account the extent to which reinsurance recoverables relate to policies that are included in the Underlying Business and in the ordinary course of business and consistent with past practices. Notwithstanding anything to the contrary in this Section 5.1, to the extent that Enstar does not consent to any action by Maiden Insurance with respect to Third Party Reinsurance Agreements for which Enstar’s consent is otherwise required by this Section 5.1, Maiden Insurance shall not be prohibited from taking such action, but for purposes of determining the Retrocessionaire’s liability under the ADC Agreement, the applicable Third Party Reinsurance Agreements shall be deemed to remain in effect as if action had not occurred.
Section 5.2 Access to Information. From and after the date hereof until the earlier of the Closing Date or the termination of this Agreement, upon reasonable prior notice, Enstar, at its own expense, shall have the right to inspect all Books and Records at any reasonable time during normal business hours at the office of Maiden and Maiden Insurance; provided, however, that Maiden and Maiden Insurance shall not be obligated to provide access to any Books and Records if they believe in good faith that doing so would violate a contract, agreement or obligation of confidentiality owing to a third party, jeopardize the protection of an attorney-client privilege or be reasonably expected to expose Maiden, Maiden Insurance or their respective Affiliates to liability for disclosure of sensitive or personal information, it being understood that Maiden and Maiden Insurance shall use their respective commercially reasonable efforts to enable such information to be furnished or made available to Enstar without so jeopardizing privilege, contravening such obligation or exposing such party to such liability. Without limiting the terms thereof, the provisions of Section 5.7 shall govern the obligations of Enstar and its Representatives with respect to all information of any type furnished or made available to them pursuant to this Section 5.2.
Section 5.3 Commercially Reasonable Efforts. Upon the terms and subject to the conditions and other agreements set forth in this Agreement, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the Transaction Agreements, and not to take any actions intended to cause any delay or failure in the consummation of such transactions.

Section 5.4 Consents, Approvals and Filings.
(a) Subject to the terms and conditions hereof, the Parties shall each use their reasonable best efforts, and shall cooperate fully with each other: (i) to comply as promptly as practicable with all requirements of Government Authorities applicable to the transactions contemplated by the Transaction Agreements; and (ii) to obtain as promptly as practicable all necessary permits, orders, or other consents, approvals or authorizations of Governmental Authorities and consents or waivers of all other third parties necessary in connection with the consummation of the transactions contemplated by the Transaction Agreements. In connection therewith, the Parties shall make and cause their respective Affiliates to make all legally required filings as promptly as practicable in order to facilitate prompt consummation of the transactions contemplated by the Transaction Agreements, shall provide and shall cause their respective Affiliates to provide such information and communications to Governmental Authorities as such Governmental Authorities may request, shall take and shall cause their respective Affiliates to take all steps that are necessary, proper or advisable to avoid any Action by any Governmental Authority with respect to the transactions contemplated by the Transaction Agreements, and shall defend or contest in good faith any Action by any third party (including any Governmental Authority), whether judicial or administrative, challenging any of the Transaction Agreements or the transactions contemplated thereby, or that could otherwise prevent, impede, interfere with, hinder, or delay in any material respect the consummation of the transactions contemplated thereby, including by using its reasonable best efforts to have vacated or reversed any stay or temporary restraining Order entered with respect to the transactions contemplated by any of the Transaction Agreements, and shall consent to and comply with any condition other than a Burdensome Condition imposed by any Governmental Authority on its grant of any such permit, Order, consent, approval or authorization. Each of the Parties shall provide to the other Party copies of the non-confidential portions of all applications or other communications to or with Governmental Authorities in connection with this Agreement at least three (3) Business Days in advance of the filing or submission thereof.
(b) Without limiting the generality of the foregoing, promptly following the date hereof, to the extent not already filed, Maiden and Maiden Insurance shall, and shall cause their respective Affiliates to, file with all applicable Insurance Regulators requests for approval or non-disapproval of any Transaction Agreement that constitutes a related party transaction, as applicable, that are required to be obtained by any of them. Maiden and Maiden Insurance shall give to Enstar prompt written notice if either of them receives or their respective Affiliates receive any notice or other communication from any Insurance Regulator in connection with the transactions contemplated by the Transaction Agreements, and, in the case of any such notice or communication that is in writing, shall promptly furnish Enstar with a copy thereof.
Section 5.5 Public Announcements. Each Party and its respective Affiliates shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statement with respect to the transactions contemplated by the Transaction Agreements and shall not issue any such press release or make any such public statement with respect to such matters without the advance approval of the other Parties following such consultation (such approval not to be unreasonably withheld, delayed or conditioned), except as may be required by Applicable Law or by the requirements of any securities exchange; provided that, in the event that any Party is required by Applicable Law or the requirements of any securities exchange to issue any such press release or make any public statement and it is not feasible to obtain the advance approval of the other Parties hereto as required by this Section 5.5, the Party that issues such press release or makes such public statement shall provide the other Parties with notice and a copy of such press release or public statement as soon as reasonably practicable.

Section 5.6 Further Assurances. Each Party shall (a) execute and deliver, or shall cause to be executed and delivered, such documents, certificates, agreements, and other writings and shall take, or shall cause to be taken, such further actions as may be reasonably required or requested by any Party to carry out the provisions of the Transaction Agreements and consummate or implement expeditiously the transactions contemplated by the Transaction Agreements and (b) refrain from taking any actions that could reasonably be expected to impair, delay or impede the Closing. After the Closing, each of the Parties shall cooperate with the other Parties by taking such further actions, furnishing any additional information and executing and delivering any additional documents as may be reasonably requested by the other Parties to further perfect or evidence the consummation of, or otherwise implement, any transaction contemplated by this Agreement or the other Transaction Agreements, or to aid in the preparation of any regulatory filing or financial statement; provided, however, that any such additional documents must be reasonably satisfactory to each of the Parties and not impose upon any Party any material liability, risk, obligation, loss, cost or expense not contemplated by this Agreement or the other Transaction Agreements.
Section 5.7 Confidentiality. The Parties shall keep confidential the information provided by the other Parties pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the provisions of this Section 5.7 shall nonetheless continue in full force and effect.
Section 5.8 Burdensome Condition. Notwithstanding anything to the contrary set forth in this Agreement, (i) none of the Parties or any of their respective Affiliates shall be required to consent to or comply with any Burdensome Condition or otherwise be required to take any action that would result in a Burdensome Condition in order to perform any of its obligations under any Transaction Agreement and (ii) the Parties shall not, and shall cause their respective Affiliates not to, consent to, offer or agree to any Burdensome Condition, with respect to the Underlying Business.
Section 5.9 Transfer Taxes. All Transfer Taxes, if any, shall be borne by Maiden Insurance, and it shall indemnify and hold harmless Enstar and its Affiliates with respect to its share of such Transfer Taxes.
Section 5.10 Existing Trust Agreements. Prior to the Closing Date, the Parties will use their commercially reasonable efforts to cause AmTrust and its Affiliates to amend the Existing Trust Agreements and, as applicable, the Existing Quota Share Reinsurance Agreements, to provide for sub-accounts to hold assets allocable to the Retrocessionaire’s share of losses related to the Subject Business. Such sub-accounts shall be held by third-party trustees reasonably acceptable to Enstar, and Enstar or its designee shall have investment control of the assets in such sub-accounts, subject to the Investment Guidelines. Maiden and Maiden Insurance shall cooperate as reasonably requested by Enstar to secure such amendments. Maiden Insurance shall cause investment assets having a Market Value equal to the Initial Funds Withheld Account Balance, less the portion of the Retrocession Premium that the Retrocessionaire elects to receive in cash at the Closing pursuant to Section 2.3, to be deposited into such sub-accounts as of the Closing Date. Such investment assets shall comply with the Investment Guidelines and Maiden shall use its commercially reasonable efforts to cause such investments to consist of securities selected by Enstar. If the Retrocessionaire does not elect to receive $500,000,000 of the Retrocession Premium in cash at the Closing in exchange for posting a letter of credit as contemplated by Section 2.3, the Trust Agreement Amendments shall allow for the Retrocessionaire to withdraw up to $500,000,000, minus any amount the Retrocessionaire did elect to receive in cash at the Closing pursuant to Section 2.3, from the sub-accounts allocable to the Retrocessionaire’s share of losses related to the Subject Business upon the Retrocessionaire first posting a letter of credit meeting the requirements of Section 2.3 in an amount equal to the amount the Retrocessionaire seeks to withdraw from such sub-accounts.

Section 5.11 Inspection of Books and Records. Following the Closing Date, Enstar, at its own expense, shall have the right to inspect all Books and Records at any reasonable time during normal business hours at the office of Maiden and Maiden Insurance, provided that such inspection shall be subject to the same terms and conditions set forth in Section 5.2.
Section 5.12 Termination of 2018 Master Agreement; Release.
(a) The Parties hereby terminate the 2018 Master Agreement and the transactions contemplated therein effective on the date of execution of this Agreement and the 2018 Master Agreement shall be of no further force or effect.
(b) Each of Maiden and Maiden Insurance, on behalf of itself, its Affiliates, and each of their respective directors, officers, employees, agents, representatives, assigns, predecessors and successors (collectively, the “Maiden Parties”), hereby releases Enstar, its Affiliates, and each of their respective directors, officers, employees, agents, representatives, assigns, predecessors and successors (collectively, the “Enstar Parties”), from any and all claims, demands, setoffs, defenses, contracts, accounts, suits, debts, agreements, actions, causes of action, sums of money, covenants, promises, damages, judgments, findings, controversies, disputes, duties, responsibilities, or obligations of any nature whatsoever, legal or equitable, whether known or unknown, from the beginning of time to and including the date of execution of this Agreement, to the extent related to 2018 Master Agreement or the transactions contemplated therein (the “Released Claims”). For the avoidance of doubt, the Released Claims shall not include any matters related to this Agreement (other than matters included in the Released Claims as defined above), the Transaction Agreements, or the transactions contemplated herein or therein.
(c) Enstar, on behalf of itself and each of the Enstar Parties, hereby releases each of the Maiden Parties from any and all claims, demands, setoffs, defenses, contracts, accounts, suits, debts, agreements, actions, causes of action, sums of money, covenants, promises, damages, judgments, findings, controversies, disputes, duties, responsibilities or obligations of any nature whatsoever, legal or equitable, whether known or unknown, from the beginning of time to and including the date of execution of this Agreement, to the extent related to the Released Claims. For the avoidance of doubt, the Released Claims shall not include any matters related to this Agreement (other than matters included in the Released Claims as defined above), the Transaction Agreements, or the transactions contemplated herein or therein.
Section 5.13 Existing Master Agreement. Maiden acknowledges that certain provisions of the Existing Master Agreement inure to the benefit of Maiden Insurance as the reinsurer of the Underlying Business under the Existing Quota Share Agreements, and Maiden shall (a) to the extent reasonably requested by Enstar with respect to the Subject Business, exercise such rights for the benefit of Maiden Insurance and correspondingly for the benefit of Enstar or the Retrocessionaire, (b) not consent to any action by AmTrust or its Affiliates with respect to the Subject Business pursuant to the terms of the Existing Master Agreement without obtaining the prior written consent of Enstar, (c) not amend the provisions of the Existing Master Agreement with respect to the Subject Business that inure to the benefit of Maiden Insurance as the reinsurer under the Existing Quota Share Agreements without obtaining the prior written consent of Enstar, or (d) not terminate the Existing Master Agreement without providing for such provisions to survive such termination for the direct benefit of Enstar and the Retrocessionaire.

ARTICLE VI

CONDITIONS PRECEDENT
Section 6.1 Conditions to Each Party’s Obligations. The obligations of the Parties to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver in writing at or prior to the Closing of the following conditions:
(a) Approvals. All consents, approvals or authorizations of, declarations or filings with, or notices to any Governmental Authority in connection with the transactions contemplated hereby that are set forth in Section 3.4 of the Maiden Disclosure Schedule or Section 4.4 of the Enstar Disclosure Schedule shall have been obtained or made and shall be in full force and effect, and all waiting periods required under Applicable Law with respect thereto shall have expired or been terminated.
(b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction and no statute, rule or regulation of any Governmental Authority preventing the consummation of the transactions contemplated by the Transaction Agreements shall be in effect; provided that the Party asserting the failure of this condition shall have used its reasonable best efforts to have any such order or injunction vacated (in accordance with the terms of this Agreement).
(c) Burdensome Condition. None of Maiden, Enstar, the Retrocessionaire nor any of their respective Affiliates shall have become subject to any Burdensome Condition.
If the Closing occurs, all conditions set forth in this Section 6.1 that have not been fully satisfied as of the Closing shall be deemed to have been duly waived by the Parties.
Section 6.2 Conditions to Obligations of Enstar. The obligations of Enstar to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver in writing at or prior to the Closing of the following additional conditions:
(a) Representations and Warranties. The representations and warranties of Maiden and Maiden Insurance set forth in this Agreement (without giving effect to any limitation set forth therein as to materiality or Material Adverse Effect) shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation and warranty speaks only as of an earlier date, in which event such representation and warranty shall have been true and correct as of such date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to materially adversely affect the Underlying Business.
(b) Performance of Obligations of Maiden and Maiden Insurance. Maiden and Maiden Insurance shall have performed and complied in all material respects with all agreements, obligations, and covenants required to be performed or complied with by them under this Agreement on or prior to the Closing Date.
(c) Closing Deliveries. Maiden and Maiden Insurance shall have delivered or caused to have been delivered to Enstar each of the documents required to be delivered pursuant to Section 2.2.

(d) Trust Sub-Accounts. AmTrust and the Original Cedents shall have amended the terms of the Existing Trust Agreements and the trusts created under the Existing Quota Share Agreements to (i) create sub-accounts to hold assets allocable to the Retrocessionaire’s share of losses related to the Subject Business with third-party trustees reasonably acceptable to Enstar, (ii) grant Enstar or its designee investment control over such sub-accounts and all other funds withheld assets, which will be managed pursuant to the Investment Guidelines, and (iii) otherwise comply with the terms set forth in Section 5.10. Further, Maiden Insurance shall have caused investment assets that comply with the Investment Guidelines and that have a Market Value equal to the Initial Funds Withheld Account Balance, less the portion of the Retrocession Premium that the Retrocessionaire elects to receive in cash at the Closing pursuant to Section 2.3, to be deposited into such sub-accounts as of the Closing Date.
(e) Retrocessionaire Approvals. The Retrocessionaire shall have received approval for the transactions contemplated by this Agreement and without the imposition of any Burdensome Condition by any Insurance Regulator.
(f) Maiden Good Standing. Maiden shall have received an audit opinion from Deloitte Ltd. with respect to Maiden Holdings, Ltd.’s financial statements for the year ended December 31, 2018 on or prior to March 18, 2019 that is without any qualification or explanatory paragraph regarding doubts about the entity’s ability to continue as a going concern. In addition, neither Maiden nor Maiden Insurance shall have become subject to any materially adverse regulatory action by any Insurance Regulator, including any order of supervision, corrective action or similar order, or the appointment of any receiver, rehabilitator, conservator, liquidator or similar Person, nor shall Maiden or Maiden Insurance have become subject to any receivership, rehabilitation, conservation, liquidation or similar process or proceeding.
If the Closing occurs, all conditions set forth in this Section 6.2 that have not been fully satisfied as of the Closing shall be deemed to have been duly waived by Enstar.
Section 6.3 Conditions to Obligations of Maiden and Maiden Insurance. The obligations of Maiden and Maiden Insurance to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver in writing at or prior to the Closing of the following additional conditions:
(a) Representations and Warranties. The representations and warranties of Enstar set forth in this Agreement (without giving effect to any limitation set forth therein as to materiality) shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation and warranty speaks only as of an earlier date, in which event such representation and warranty shall have been true and correct as of such date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, impair the ability of Enstar or the Retrocessionaire to consummate any of the transactions contemplated by the Transaction Agreements.
(b) Performance of Obligations of Enstar. Enstar shall have performed and complied in all material respects with all agreements, obligations and covenants required to be performed or complied with by it under this Agreement on or prior to the Closing Date.
(c) Closing Deliveries. Enstar shall have delivered or caused to have been delivered to Maiden and Maiden Insurance each of the documents required to be delivered pursuant to Section 2.2.

If the Closing occurs, all conditions set forth in this Section 6.3 that have not been fully satisfied as of the Closing shall be deemed to have been duly waived by Maiden and Maiden Insurance.
ARTICLE VII
SURVIVAL
Section 7.1 Survival of Representations and Warranties. The representations and warranties of the Parties contained in this Agreement shall survive the Closing and shall terminate and expire on the date that is eighteen (18) months from the Closing Date; provided that (i) the representations and warranties made in Sections 3.1 (Organization, Standing and Corporate Power), Section 3.2 (Authority), Section 3.6 (Broker), Section 4.1 (Organization, Standing and Corporate Power), Section 4.2 (Authority) and Section 4.6 (Broker) shall survive indefinitely.
ARTICLE VIII

TERMINATION PRIOR TO CLOSING
Section 8.1 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:
(a) by any Party in writing, if there shall be any order, injunction or decree of any Governmental Authority that prohibits or restrains any Party from consummating the transactions contemplated hereby, and such order, injunction or decree shall have become final and non-appealable; provided that the Party seeking to terminate this Agreement pursuant to this Section 8.1(a) shall have performed in all material respects its obligations under this Agreement, acted in good faith, and, if binding on such Party, used reasonable best efforts to prevent the entry of, and to remove, such order, injunction or decree in accordance with its obligations under this Agreement; provided that no Party shall be required to consent to or comply with a Burdensome Condition in connection with preventing the entry of or removing such order, injunction or decree;
(b) except as provided herein, by any Party, in writing, if the Closing has not occurred on or prior to the Deadline Date (as it may be extended pursuant to Section 8.1(b)(i) and/or (ii) below), unless the failure of the Closing to occur is the result of a material breach of this Agreement by the Party seeking to terminate this Agreement; provided that:
(i) if on the Deadline Date the condition set forth in Section 6.1(a) or the condition set forth in Section 6.1(b) has not been satisfied, the Deadline Date shall be automatically extended (and without the requirement of any further action by the Parties hereunder) to 5:00 p.m., New York City time, on May 31, 2019 (the “Extended Deadline Date”); and
(ii) if on the Extended Deadline Date the condition set forth in Section 6.1(a) or the condition set forth in Section 6.1(b) has not been satisfied, the Extended Deadline Date shall be automatically extended (and without the requirement of any further action by the Parties hereunder) to 5:00 p.m., New York City time, on June 30, 2019 (the “Final Deadline Date”);

(c) by any Party (but only so long as such Party is not in material breach of its obligations under this Agreement) in writing, if a breach of any provision of this Agreement that has been committed by any other Party would cause the failure of any mutual condition to Closing or any condition to Closing for the benefit of the non-breaching Party and such breach is not subsequently waived by the non-breaching Party or capable of being cured or is not cured within 30 calendar days after the breaching Party receives written notice from the non-breaching Party that the non-breaching Party intends to terminate this Agreement pursuant to this Section 8.1(c); or
(d) by mutual written consent of the Parties.
Section 8.2 Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, this Agreement shall become null and void and of no further force and effect without liability of any Party (or any Representative of such Party) to the other Parties to this Agreement; provided that no such termination shall relieve a Party from liability for any breach of this Agreement prior to such termination. Notwithstanding the foregoing, Section 1.1, this Section 8.2, Section 5.7, Section 5.12 and Article IX and all existing confidentiality agreements between the Parties related to the transactions contemplated by this Agreement shall survive termination hereof pursuant to Section 8.1. If this Agreement is terminated pursuant to Section 8.1, each Party shall return all documents received from the other Parties, their Affiliates, and their Representatives relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to such other Party.
ARTICLE IX

GENERAL PROVISIONS
Section 9.1 Fees and Expenses. Each Party hereto shall, except as otherwise provided in this Agreement, pay its own Transaction Expenses incident to preparing for, entering into, and carrying out the Transaction Agreements and the consummation or termination of the transactions contemplated thereby. Notwithstanding the foregoing, to the extent that the Retrocessionaire elects to provide any letters of credit in accordance with the terms of this Agreement, Maiden Insurance shall reimburse the Retrocessionaire for its reasonably documented, customary fees and expenses owed to the issuing banks with respect to such letters of credit, provided that with respect to the Retrocessionaire’s first $500,000,000 of letters of credit for collateral obligations under the ADC Agreement, Maiden Insurance’s reimbursement obligation shall be subject to an annual limit equal to $1,500,000. To the extent that the Retrocessionaire elects to provide any letters of credit with respect to any additional collateral required under the ADC Agreement, including any additional collateral related to the $175,000,000 difference between the Limit and the Initial Funds Withheld Account Balance, Maiden Insurance’s obligations under this Section 9.1 with respect to reasonably documented, customary fees and expenses owed to the issuing banks with respect to such letters of credit shall not be subject to any limit.
Section 9.2 Notices. Notices and other communications required or permitted to be given under this Agreement shall be effective if in writing and (i) mailed by United States registered or certified mail, return receipt requested, (ii) delivered by overnight express mail, or (iii) e-mailed (with confirmation of receipt) to:

(a) if to Enstar:
Enstar Group Limited
Windsor Place, 3rd Floor
22 Queen Street
Hamilton, HM11
Bermuda
Attention: Paul J. O’Shea
Email: Paul.OShea@enstargroup.com

with copies (which shall not constitute notice) to:
Drinker Biddle & Reath LLP
One Logan Square, Suite 2000
Philadelphia, PA 19103-6996
Attention: Robert C. Juelke
Telephone: 215-988-2700
Email: Robert.Juelke@dbr.com

(b) if to Maiden:
Maiden Holdings, Ltd.
Ideation House
94 Pitts Bay Road
Pembroke HM 08
Bermuda
Attention: Denis Butkovic
Email: DButkovic@maidenre.com

with copies (which shall not constitute notice) to:
Locke Lord LLP
20 Church Street, 20th Floor
Hartford, CT 06103
Attention: Alan J. Levin
Email: alan.levin@lockelord.com

(c) if to Maiden Insurance:
Maiden Reinsurance Ltd.
Ideation House
94 Pitts Bay Road
Pembroke HM08
Bermuda
Attention: Denis Butkovic
Email: DButkovic@maidenre.com

with copies (which shall not constitute notice) to:
Locke Lord LLP
20 Church Street, 20th Floor
Hartford, CT 06103
Attention: Alan J. Levin
Email: alan.levin@lockelord.com

Each Party hereto may change the names or addresses where notice is to be given by providing notice to the other Parties of such change in accordance with this Section.
Section 9.3 Construction.
(a) Any reference herein to “days” (as opposed to “Business Days”) shall be deemed to mean calendar days.
(b) Any reference herein to a “consent” shall be deemed to mean prior written consent.
(c) Any reference herein to “notice” shall be deemed to mean prior written notice.
(d) Any reference herein to “including” and words of similar import shall mean “including without limitation,” unless otherwise specified.
(e) When a reference is made in this Agreement to a Section, Exhibit, or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement, unless otherwise indicated.
(f) Unless otherwise specified, all references herein to any agreement, instrument, statute, rule, or regulation are to the agreement, instrument, statute, rule, or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, includes any rules and regulations promulgated under said statutes) and to any section of any statute, rule, or regulation, including any successor to said section.
(g) Any fact or item disclosed in any section of each of the Maiden Disclosure Schedule or the Enstar Disclosure Schedule shall be deemed disclosed in all other sections of such Disclosure Schedule to the extent the applicability of such fact or item to such other section of such Disclosure Schedule is reasonably apparent on its face. Disclosure of any item in the Maiden Disclosure Schedule or the Enstar Disclosure Schedule, as the case may be, shall not be deemed an admission that such item represents a material item, fact, exception of fact, event or circumstance or that occurrence or non-occurrence of any change or effect related to such item would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(h) The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
(i) Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.
(j) All time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the date on which the period commences and including the date on which the period ends and by extending the period to the first succeeding Business Day if the last day of the period is not a Business Day.
(k) This Agreement has been fully negotiated by the Parties hereto and shall not be construed by any Governmental Authority or other Person against either Party by virtue of the fact that such Party was the drafting party.
Section 9.4 Entire Agreement. This Agreement (including all exhibits and schedules hereto) and the other Transaction Agreements constitute the entire agreement, and supersede all prior agreements, understandings, obligations, representations and warranties, both written and oral, among the Parties with respect to the subject matter of this Agreement.
Section 9.5 Third Party Beneficiaries. Except as set forth in Sections 5.12(b) and 5.12(c) of this Agreement, this Agreement is not intended to confer upon any Person other than the Parties hereto any rights or remedies.
Section 9.6 Governing Law. This Agreement and any dispute arising hereunder shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
Section 9.7 Jurisdiction; Enforcement; Specific Performance.
(a) Each of the Parties hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any court of the United States or any state court, which in either case is located in the City of New York (each, a “New York Court”) for purposes of enforcing this Agreement or determining any claim arising from or related to the transactions contemplated by this Agreement. In any such action, suit or other proceeding, each of the Parties hereto irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise any claim that it is not subject to the jurisdiction of any such New York Court, that such action, suit, or other proceeding is not subject to the jurisdiction of any such New York Court, that such action, suit, or other proceeding is brought in an inconvenient forum or that the venue of such action, suit, or other proceeding is improper; provided that nothing set forth in this sentence shall prohibit any of the Parties hereto from removing any matter from one New York Court to another New York Court. Each of the Parties hereto also agrees that any final and unappealable judgment against a Party hereto in connection with any action, suit or other proceeding will be conclusive and binding on such Party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment will be conclusive evidence of the fact and amount of such award or judgment. Any process or other paper to be served in connection with any action or proceeding under this Agreement shall, if delivered or sent in accordance with Section 9.2, constitute good, proper, and sufficient service thereof.
(b) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT, OR ATTORNEY OR ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY AND (IV) IT HAS BEEN

INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.7.
(c) Each of the Parties acknowledges and agrees that any of the other Parties would be irreparably damaged in the event that any of the provisions of this Agreement were not performed or complied with in accordance with their specific terms or were otherwise breached, violated or unfulfilled. Accordingly, each of the Parties agrees that any of the other Parties shall be entitled to an injunction or injunctions to prevent noncompliance with, or breaches or violations of, the provisions of this Agreement by any of the other Parties and to enforce specifically this Agreement and the terms and provisions hereof, in addition to any other remedy to which any of the Parties may be entitled, at law or in equity. In the event that any action is brought in equity to enforce the provisions of this Agreement, no Party will allege, and each Party hereby waives the defense or counterclaim, that there is an adequate remedy at law. The Parties further agree that (a) by seeking the remedies provided for in this Section 9.7(c), a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under this Agreement, including monetary damages in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 9.7(c) are not available or otherwise are not granted and (b) nothing contained in this Section 9.7(c) shall require any Party to institute any action for (or limit any Party’s right to institute any action for) specific performance under this Section 9.7(c) before exercising any other right hereunder nor shall the commencement of any action pursuant to this Section 9.7(c) or anything contained in Section 9.7(c) restrict or limit any Party’s right to pursue any other remedies under this Agreement that may be available then or thereafter.
Section 9.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be novated, transferred or assigned, in whole or in part, by any Party without the prior written consent of the other Parties. Notwithstanding the foregoing, Enstar and the Retrocessionaire shall have the right to syndicate, reinsure or otherwise share the losses to be reinsured under the ADC Agreement, provided that in no way shall such sharing of losses by the Retrocessionaire lessen or in any way diminish the Retrocessionaire’s obligations to Maiden Insurance under the ADC Agreement. Nothing herein shall limit in any way Enstar’s ability to sell any equity interest in the Retrocessionaire. Upon an effective assignment, this Agreement will be binding upon the respective successors and assigns. Any assignment that does not comply with this Section 9.8 shall be void.
Section 9.9 Amendments. This Agreement may be amended only by written agreement of the Parties. Any change or modification to this Agreement shall be null and void unless made by amendment to this Agreement and signed by all Parties.
Section 9.10 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law or if determined by a court of competent jurisdiction to be unenforceable, and if the rights or obligations of the Parties under this Agreement will not be materially and adversely affected thereby, such provision shall be fully severable, and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.
Section 9.11 Waiver. Any Party may choose not to enforce or insist upon the strict adherence to any provision or right under this Agreement. If any Party so elects, it will not be considered to be a permanent waiver of such provision nor in any way affect the validity of this Agreement. The applicable Party will still have the right to insist upon the strict adherence to that provision or any other provision of this Agreement in the future. Any waiver of provisions by a Party under this Agreement must be in writing and signed by a duly authorized representative of the Party.

Section 9.12 Certain Limitations. Maiden and Maiden Insurance make no express or implied representation or warranty hereby or otherwise under this Agreement, that the reserves held by them with respect to Underlying Business or the assets supporting such reserves have been or will be adequate or sufficient for the purposes for which they were established, that the reinsurance recoverables taken into account in determining the amount of such reserves will be collectible, or concerning any financial statement “line item” or asset, liability or equity amount that would be affected by any of the foregoing.
Section 9.13 Currency. All financial data required to be provided pursuant to the terms of this Agreement shall be expressed in United States dollars. All settlements of account between the Parties shall be in cash.
Section 9.14 Limited Offset. Each Party to this Agreement may offset any amount due to any other Party or any of such other Parties’ Affiliates under this Agreement against any amount owed from such other Party or its Affiliates under this Agreement; provided that no Party to this Agreement may offset any amount due to any other Parties hereto or any of such other Parties’ Affiliates under this Agreement against any amount owed or alleged to be owed from such other Party or its Affiliates under any other Transaction Agreement without the written consent of such other Party.
Section 9.15 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. The Parties agree that transmission of copies of original signatures via electronic means, either by facsimile or as a “scanned” document attached to electronic mail, shall constitute valid execution of this Agreement. In the event of an electronic exchange of signatures for this Agreement, The Parties agree to subsequently exchange original “wet” execution signatures of this Agreement within a reasonable time following the electronic exchange of signatures; provided that the failure of any Party to exchange original “wet” execution signatures of this Agreement shall in no event affect the validity or enforceability of this Agreement. Such “wet” execution signatures will reflect the date of original execution and thus will be executed in counterpart.
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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective duly authorized officers, all as of the date first written above.
MAIDEN HOLDINGS, LTD.

By:    /s/ Lawrence F. Metz
Name: Lawrence F. Metz
Title: President and CEO

MAIDEN REINSURANCE LTD.

By:    /s/ Patrick J. Haveron
Name: Patrick J. Haveron
Title: President

ENSTAR GROUP LIMITED

By:    /s/ Paul O'Shea
Name: Paul O’Shea
Title: President

EXHIBIT A
Summary of Terms of ADC Agreement
All capitalized terms not defined herein have the meaning ascribed to those terms in the Master Agreement to which this exhibit is attached (such agreement, the “Master Agreement”).

Item	Description
Parties	Maiden Reinsurance and Retrocessionaire
Business Reinsured
Retrocessionaire would reinsure 100% of Maiden Reinsurance’s quota share of losses (“Covered Losses”) incurred under the Reinsured Policies on or prior to December 31, 2018 excess of the Retention up to the Limit. Retrocessionaire would follow the fortunes of Maiden Reinsurance with respect to Covered Losses which would include all amounts payable by Maiden Reinsurance with respect to the Reinsured Policies under the Existing Quota Share Agreements, including, as applicable, allocated loss adjustment expenses, extra contractual obligations and excess of loss payments. Covered Losses would exclude amounts paid prior to the Effective Time, amounts paid after the Effective Time in satisfaction of liabilities due but unpaid under the Existing Quota Share Agreements with respect to cession statements for periods ending prior to the Effective Time, unallocated loss adjustment expense and similar unallocated expenses, assessments, transfer taxes and other taxes imposed on Maiden Reinsurance (except taxes that are the obligation of Maiden Reinsurance pursuant to the Existing Quota Share Agreements). Covered Losses would be net of inuring reinsurance, whether or not collected.

Retention and Limit
The retention would be the greater of (i) $2,441,358,809 or (ii) the amount equal to (A) the amount of reserves reported by Maiden with respect to the Underlying Business on its audited consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles as of December 31, 2018, minus (B) $500,000,000 (“Retention”). Other than existing inuring reinsurance, Maiden Reinsurance would not reinsure all or any portion of its risk below the Retention without the Retrocessionaire’s consent, and Maiden Reinsurance will provide Enstar a right of first refusal with respect to any reinsurance Maiden Reinsurance seeks to acquire for all or any portion of its risk above the Limit.
The limit would be $675,000,000 (“Limit”).

Effective Time	The Effective Time would be 12:01 a.m. Eastern time on the January 1, 2019.
Territory	The territory would be coextensive with the territory of the Reinsured Policies.
Reinsurance Premium
Maiden Reinsurance would pay to Retrocessionaire a premium equal to $500,000,000 plus a credited interest rate, compounded monthly, of 2.64% per annum from January 1, 2019 through the Closing (the “Reinsurance Premium”). As set forth in the Master Agreement and in the “Security” section below, on Retrocessionaire’s behalf, at Closing, Maiden Reinsurance would deposit/retain the Reinsurance Premium in sub-accounts created in the trust accounts under the Existing Trust Agreements and the Existing Quota Share Agreements, subject to the substitution of letters of credit as provided below and in the Master Agreement. Retrocessionaire would also be entitled to all salvage and subrogation actually collected, in each case by or on behalf of Maiden Reinsurance and attributable to Covered Losses, for periods on and after December 31, 2018, to the extent it relates to a Covered Loss above the Retention and below the Limit.

Reports and Settlement
Maiden Reinsurance would provide to Retrocessionaire periodic accounting and other reports with respect to the subject business and Covered Losses as Retrocessionaire may reasonably require. Retrocessionaire would settle amounts due by direct payment of Covered Losses to the ceding companies under the Existing Quota Share Agreements.

Duration and Term
The ADC Agreement would commence on the Closing and terminate on the earlier of date on which (1) Retrocessionaire has paid aggregate Covered Losses excess of the Retention equal to the Limit, (2) Maiden Reinsurance’s liability under the Reinsured Policies for Covered Losses is terminated or extinguished and all amounts due under the ADC Agreement are paid, or (3) the Parties mutually agree to terminate the ADC Agreement. Upon termination, Retrocessionaire would receive all remaining assets in the Trust Account and all uncollected recoverables.

Claims Administration
Maiden Reinsurance would administer reinsurance claims, salvage and subrogation and inuring reinsurance, subject to granting to Retrocessionaire a right of first refusal in the event Maiden Reinsurance determined to use a third party administrator for all or any portion of the administration. The parties would enter into an agreement with the underlying cedents with respect to the management and oversight of claims.

Insolvency	Standard insolvency provisions to be included.
Security
Retrocessionaire would provide security to Maiden Reinsurance in the form of a trust account (“Trust Account”) established pursuant to a new or modified trust agreement to be entered into on the Closing date (“Trust Agreement”) or, as contemplated in the Master Agreement, letters of credit in an amount not to exceed $500,000,000 on the Closing date. The Trust Account will be one or more of the existing trust accounts (or a replacement therefor) that Maiden Reinsurance maintains pursuant to the Existing Quota Share Agreements, with the related trust agreements to be modified to take into the account the transactions contemplated by the Master Agreement and this Term Sheet, including the segregation of assets in such trust accounts into sub-accounts and the delegation to the Retrocessionaire of investment control over the relevant sub-accounts, as contemplated by the Master Agreement. Retrocessionaire would ensure the Trust Account holds assets with a market value greater than or equal to the trust funding amount, which shall be equal to the net reserves of Maiden Reinsurance attributable to Covered Losses in excess of the Retention up to the Limit (which trust funding amount the Parties acknowledge is equal to $500,000,000 as of the Closing Date) minus the amount of any collateral posted in the form of a letter of credit. The trust funding amount shall be determined on a quarterly basis, with year-end determinations being made by a Maiden Reinsurance’s BMA approved independent actuary and each other quarterly determination being made by Maiden Reinsurance. Quarterly and year-end determinations will be subject to customary dispute resolution by a mutually acceptable independent actuary. The Trust Account would be initially funded by Maiden Reinsurance and Retrocessionaire as set forth in the Master Agreement. Maiden Reinsurance would provide quarterly reporting specifying the trust required amount and any overfunding or underfunding of the Trust Account. Retrocessionaire would deposit into the Trust Account any required underfunding (or provide additional letters of credit, including up to the $175,000,000 limit above the Initial Funds Withheld Account Balance if required), and would be entitled to withdraw from the Trust Account any overfunding. Maiden Reinsurance would be permitted to withdraw assets from the Trust Account solely for the purposes of paying Covered Losses, and would be required to return to the Trust Accounts withdrawals not used for the specified purposes. All amounts withdrawn and not immediately used to pay Covered Losses would be held in a segregated account in trust of the sole and exclusive benefit of Retrocessionaire. All assets in the Trust Account would comply with and be invested in assets permitted under the Existing Quota Share Agreements with respect to the trusts created by the Existing Trust Agreements or under the Existing Quota Share Agreements. The Trust Agreement would terminate promptly following termination of the ADC Agreement, with payment from the Trust Account of any amounts due to Maiden Reinsurance and any excess amounts to Retrocessionaire.

Additional Collateral; Underlying Agreements
Maiden Reinsurance would not utilize any assets in the Trust Account to post additional collateral in connection with the Reinsured Policies, and would not amend or permit amendment of any underlying agreements, including the Existing Quota Share Agreements, Existing Quota Share Trust Agreement and Existing Underlying Trust Agreements, without the written consent of the Retrocessionaire.

Currency	U.S. Dollars
Other Terms and Conditions	The ADC Agreement would contain further customary terms and conditions for agreements of this type.